Exhibit (e)(13)

COGENT, INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Employees)

Paul Kim (the “Participant”) has been granted an award (the “Award”) pursuant to the Cogent, Inc. 2004 Equity Incentive Plan (the “Plan”) consisting of one or more rights (each such right being hereinafter referred to as a “Restricted Stock Unit”) to receive in settlement of each such right one (1) share of Stock of Cogent, Inc. (the “Company”), as follows:

Date of Grant:	May 15, 2010

Number of Restricted Stock Units:	40,000

Settlement Date(s):	The Vesting Date(s)

Vesting Date(s):	The number of vested Restricted Stock Units as of any date shall be determined as follows, provided the Participant’s Service has not terminated prior to such date:

		Vested Percentage
	Prior to the First Anniversary of Date of Grant	0%
	First Anniversary of Date of Grant	25%
	Second Anniversary of Date of Grant	50%
	Third Anniversary of Date of Grant	75%
	Fourth Anniversary of Date of Grant	100%

By their signatures below, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Restricted Stock Units Agreement attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan and the Restricted Stock Units Agreement, represents that the Participant has read and is familiar with its provisions, and hereby accepts the Award subject to all of its terms and conditions.

Notwithstanding any other provision of this Notice or the Restricted Stock Units Agreement, in the event of a Change in Control, any remaining Restricted Stock Units shall vest in full and be settled immediately prior to and contingent on the consummation of the Change in Control.

COGENT, INC.		PARTICIPANT

By:	/s/ Fong Liu	/s/ Paul Kim
Name:	Fong Liu	Signature
Title:	V.P. Finance & Administration

Address:	639 North Rosemead Blvd.	6/10/10
	Pasadena, CA 91107	Date

ATTACHMENTS:	2004 Equity Incentive Plan, as amended to the Date of Grant and the Restricted Stock Units Agreement.

COGENT, INC.

RESTRICTED STOCK UNITS AGREEMENT

(Employees)

Cogent, Inc. (the “Company”) has granted to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units (the “Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an award (the “Award”) of Restricted Stock Units upon the terms and conditions set forth in the Notice and this Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Cogent, Inc. 2004 Equity Incentive Plan (the “Plan”), as amended to the Date of Grant. By signing the Notice, the Participant: (a) represents that the Participant has read and is familiar with the terms and conditions of the Notice, the Plan and this Agreement, (b) accepts the Award subject to all of the terms and conditions of the Notice, the Plan and this Agreement, (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice, the Plan or this Agreement, and (d) acknowledges receipt of a copy of the Notice, the Plan and this Agreement.

1.	Definitions and Construction.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Notice or the Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	Administration.

All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

3.	Settlement of the Award.

3.1 No Additional Payment Required. The Participant shall not be required to make any additional monetary payment (other than applicable tax withholding, if any) upon settlement of the Award. Payment of the aggregate purchase price of the shares of Stock for which the Award is being settled shall be made in the form of past services rendered by the Participant to a Participating Company or for its benefit which the Committee, by resolution, determines to have a value not less than the aggregate purchase price of such shares of Stock.

3.2 Issuance of Shares of Stock. Subject to the provisions of Sections 3.5 and 10.5 below, the Company shall issue to the Participant, on a date within thirty (30) days following the Settlement Date (as defined in the Notice), a number of whole shares of Stock equal to the vested Number of Restricted Stock Units (as defined in the Notice), rounded down to the nearest whole number. To the extent a Change in Control triggers vesting of the Restricted Stock Units, settlement shall occur as provided in Section 6 below, subject to the provisions of Sections 3.5 and 10.5. Such shares of Stock shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 3.5. On the Settlement Date, the Company shall pay to the Participant cash in lieu of any fractional share of Stock represented by a fractional Restricted Stock Unit subject to this Award in an amount equal to the Fair Market Value on the Settlement Date of such fractional share of Stock.

3.3 Tax Withholding. When the shares of Stock are issued as payment for vested Restricted Stock Units, the Participant will recognize immediate U.S. taxable income if the Participant is a U.S. taxpayer. If the Participant is a non-U.S. taxpayer, the Participant will be subject to applicable taxes in his or her jurisdiction. The Company will withhold a portion of the shares of Stock otherwise issuable in payment for vested Restricted Stock Units that have an aggregate Fair Market Value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company with respect to the shares of Stock. No fractional shares of Stock will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of shares of Stock hereunder. In the event the withholding requirements are not satisfied through the withholding of shares of Stock (or, through the Participant’s salary or other amounts payable to the Participant), no shares of Stock will be issued to the Participant (or his or her estate) in settlement of the Restricted Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Restricted Stock Units. By accepting this Award the Participant expressly consents to the withholding of shares of Stock as provided for in this Section 3.3. All income and other taxes related to the Restricted Stock Units and any shares of Stock delivered in payment thereof are the sole responsibility of the Participant and the Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.

3.4 Certificate Registration. The certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

3.5 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The settlement of the Award shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement is delayed by the provisions of this Section 3.5, the settlement shall occur at the earliest date at which the Company reasonably anticipates issuing the shares of will not cause a violation of federal securities laws or other applicable law. For purposes of this Section 3.5, the issuance of shares of Stock that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

3.6 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

4.	Nontransferability of the Award.

Prior the Settlement Date, neither this Award nor any Restricted Stock Unit subject to this Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution.

5.	Effect of Termination of Service.

If the Participant’s Service terminates for any reason, the Restricted Stock Units, to the extent unvested on the date on which the Participant’s Service terminated, shall terminate and any unvested shares of Stock subject to the terminated Restricted Stock Unit shall be forfeited on the effective date of such termination of Service.

6.	Change in Control.

In the event of a Change in Control, the balance of the unvested Restricted Stock Units shall vest in full immediately prior to and contingent on the consummation of the Change in Control. If so accelerated, such Restricted Stock Units shall be settled through the issuance of shares immediately prior to and contingent on the consummation of the Change in Control.

7.	Adjustments for Changes in Capital Structure.

Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 7 shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

8.	Rights as a Stockholder, Director, Employee or Consultant.

The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 7. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service as a Director, an Employee or a Consultant, as the case may be, at any time.

9.	Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

10.	Miscellaneous Provisions.

10.1 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.2 Binding Effect. Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.3 Termination or Amendment. The Committee may terminate or amend the Plan or the Award at any time; provided, however, that except as provided in Section 6 in connection with a Change in Control, no such termination or amendment may adversely affect the Award without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.

10.4 Vesting Acceleration. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee and shall be settled through the issuance of shares on the applicable Settlement Date.

10.5 Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the settlement of a portion of the Restricted Stock Units occurs in connection with Participant’s termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A of the Code, as determined by the Company) pursuant to Section 5 of this Agreement and if (x) Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination of Service and (y) the settlement of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A of the Code if paid to Participant on or within the six (6) month period following Participant’s termination of Service, then the settlement of such portion of the Restricted Stock Units will not occur until the date six (6) months and one (1) day following the date of Participant’s termination of Service. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the Restricted Stock Units provided under this Agreement or shares of Stock issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

10.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail, or with an overnight courier service with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature or at such other address as such party may designate in writing from time to time to the other party.

10.7 Integrated Agreement. The Notice and this Agreement constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

10.8 Applicable Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

10.9 Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.